TRANSFER AGENT AND ADMINISTRATION AGREEMENT

THIS AGREEMENT is made and entered into this 23rd day of June, 2003, by and between the MP63 Fund, a Maryland corporation having its principal place of business at Suite B-103, 555 Theodore Fremd Avenue, Rye, New York 10580 (the “Fund”), and Mutual Shareholder Services, LLC, a Delaware Limited Liability Company having its principal place of business at Suite C, 8869 Brecksville Road, Brecksville, OH 44141 (“MSS”).

RECITALS:

A.

The Fund is an open-end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940, as amended (the “1940 Act”); and

B.

The Fund desires to appoint MSS as the Fund’s administrator, transfer agent and dividend disbursing and redemption agent for the Fund, and MSS desires to accept such appointments.

AGREEMENTS:

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.

DUTIES OF MSS

1.1

Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints MSS to act, and MSS agrees to act, as the administrator and transfer agent for the Fund’s authorized and issued shares (the “Shares”), and as dividend disbursing and redemption agent for the Fund.

1.2

MSS agrees that it will perform the following services:

(a)

In accordance with procedures established from time to time by agreement between the Fund and MSS, MSS shall:

(i)

Receive for acceptance, orders for the purchase of Shares of the Fund, and promptly deliver payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board of Trustees of the Fund (the “Custodian”);

(ii)

Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(iii)

Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefore to the Custodian;

(iv)

At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(v)

Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(vi)

Prepare and transmit payments for dividends and distributions declared by the Fund;

(vii)

Maintain records of account for and advise the Fund and its Shareholders as to the foregoing in print and on line;

(viii)

Maintain an Anti-Money Laundering Program in compliance with the USA Patriot Act of 2001 and any regulation thereunder, and provide to the Fund a copy of MSS’s Anti-Money Laundering Program;

(ix)

Perform such services as are necessary to implement and enforce the Fund’s Anti-Money Laundering Program;

(x)

Provide necessary and reasonable access to properly authorized federal examiners so that they can obtain all necessary information and records relating to the AML Program and to inspect MSS’s implementation and operation of the AML Program;

(xi)

Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding.  MSS shall also provide the Fund on a regular basis with the total number of shares which are authorized, issued and outstanding;

(xii)

MSS shall prepare at its expense and print at the Fund’s expense management reports of performance and compliance analyses as reasonably requested by the Fund from time to time;

(xiii)

Prepare selected financial data required for director’s meetings as agreed upon by the Fund and MSS from time to time;

(xiv)

Make best efforts to advise the Fund when its Board of Directors must consider certain issues and matters in order to comply with governing law and regulations;

(xv)

Determine income and capital gains available for distribution and calculate distributions required to meet regulatory, income, and excise tax requirements, to be reviewed by the Fund’s independent public accountants;

(xvi)

Prepare and maintain the Fund’s operating expense budget to determine proper expense accruals to be charged to the Fund in order to calculate it’s daily net asset value; and prepare all payment authorizations to be sent to the custodian bank to initiate vendor payments.

(xvii)

To comply with the 1933 and 1940 SEC acts, in conjunction with the Fund’s legal counsel:

(1)

Prepare the Fund’s semi-annual Form N-SAR reports;

(2)

Update all financial sections of the Fund’s Statement of Additional Information and Prospectus and coordinate its completion with the Fund’s legal counsel;

(3)

Prepare the annual update to the Fund’s 24f-2 filing; and

(4)

Annual and semi-annual financial reports

(xviii)

Monitor services provided by the Fund’s custodian bank, as well as any other service providers to the Fund;

(xix)

Provide appropriate requested financial schedules, coordinate the Fund’s annual or SEC audit, and provide office facilities therefor as may be required;

(xx)

Prepare and file applications and reports necessary to register and or maintain the Fund’s registration under the securities or “Blue Sky” laws of the various states selected by the Fund;

(xxi)

Notify the investment advisor on current cash flows for the Fund.

(xxii)

Provide information and coordinate the printing of all Fund material with printers selected by the Fund; and

(xxiii)

Provide customer service to Fund clients and prospective clients.

(b)

In addition, MSS shall perform all of the customary and necessary services of a transfer agent, dividend disbursing and redemption agent, and Fund administrator, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes for U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and provide a system and reports which will enable the Fund to monitor the total number of Shares sold in each State.

Procedures applicable to certain of these services may be established from time to time by agreement between the Fund and MSS.

2.

FEES AND EXPENSES

2.1

In consideration of the services to be performed by MSS pursuant to this Agreement, the Fund agrees to pay MSS the fees set forth in the fee schedule attached hereto as Exhibit “A”.

2.2

In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse MSS for out-of-pocket expenses or advances incurred by MSS in connection with the performance of its obligations under this Agreement for the following items: postage, printing costs, filing fees, and any other out of pocket expenses incurred for the Fund which have been previously approved by the Fund.  In addition, any other expenses incurred by MSS at the request or with the consent of the Board of Directors will be reimbursed by the Fund.  A statement of all out-of-pocket and other expenses will be submitted monthly to the Fund

2.3

The Fund agrees to pay all fees and reimbursable expenses within ten business days following the receipt of the respective billing notice.  Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall first be approved by the Fund and then authorized by it for payment by MSS within ten days after receipt.

3.

REPRESENTATIONS AND WARRANTIES OF MSS

MSS represents and warrants to the Fund that:

3.1

It is a Limited Liability Company duly organized and existing and in good standing under the laws of the State of Delaware.

3.2

It is duly qualified to carry on its business in the State of Ohio.

3.3

It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

3.4

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

3.5

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.6

MSS is duly registered as a transfer agent under the Securities Act of 1934 and shall continue to be registered throughout the remainder of this Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF THE FUND

The Fund represents and warrants to MSS that:

4.1

It is a corporation duly organized and existing and in good standing under the laws of the State of Maryland.

4.2

It is empowered under applicable laws and by its Certificate of Incorporation  to enter into and perform this Agreement.

4.3

All corporate proceedings required by said Certificate of Incorporation have been taken to authorize it to enter into and perform this Agreement.

4.4

It is an open-end and diversified management investment company registered under the 1940 Securities Act.

4.5

A registration statement under the Securities Act of 1933 is currently or will become effective and will remain effective, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of the Fund being offered for sale.

5.

INDEMNIFICATION

5.1

MSS and the Fund each agree to indemnify and hold the other harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a)

All negligent, reckless, or willful misconduct on the part of either party to this Agreement, or their respective agents or subcontractors.

(b)

Either party’s refusal or failure to comply with the terms of this  Agreement, or which arise out of either party’s lack of good faith, negligence or willful misconduct or which arises out of either party’s breach of any representation or warranty  made herein.

Notwithstanding these provisions, one party shall not be responsible to the other if that other party, or its respective agents or subcontractors, relies on or uses information, records and documents which: (1) are provided by the other party, or their respective agents or subcontractors, and (ii) have been prepared and/or maintained by the other party.  Moreover, one party shall not be responsible to the other if that party, or its respective agents or subcontractors, carries out in good faith any instructions or requests of the other party.

5.2

At any time MSS may apply to any officer of the Fund for instructions, and may consult with the Fund’s legal counsel with respect to any matter arising in connection with the services to be performed by MSS under this Agreement, and MSS and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or consultations.  MSS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to MSS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  MSS, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

5.3

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

5.4

Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim.  The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

6.

COVENANTS OF THE FUND AND MSS

6.1

The Fund shall promptly furnish to MSS a copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of MSS and the execution and delivery of this Agreement.

6.2

MSS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

6.3

MSS shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable.  To the extent required by Section 31 of the 1940 Act, as amended, and the Rules thereunder, MSS agrees that all such records prepared or maintained by MSS relating to the services to be performed by MSS hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

6.4

MSS and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

6.5

In case of any requests or demands for the inspection of the Shareholder records of the Fund, MSS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection.  MSS reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person, and shall promptly notify the Fund of any unusual request to inspect or copy the shareholder records of the Fund or the receipt of any other unusual request to inspect, copy or produce the records of the Fund.

7.

TERM OF AGREEMENT

7.1

This Agreement shall become effective as of the date hereof and shall remain in force for a period of three years; provided, however, that each party to this Agreement have the option to terminate the Agreement without penalty, upon 90 days prior written notice.

7.2

Should the Fund exercise its right to terminate, all reasonable out-of-pocket expenses associated with the movement of records and material will be borne by the Fund.  Additionally, MSS reserves the right to charge for any other reasonable expenses associated with such termination.  What constitutes a “reasonable expense” is elaborated further in the Accounting Services Agreement between the parties.

8.

MISCELLANEOUS

8.1

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

8.2

This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Fund.

8.3

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act.  To the extent that the applicable law of the State of New York, or any of the provisions here in, conflict with the applicable provisions of the 1940 Act, the latter shall control.

8.4

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

8.5

All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the addresses set forth above (or such other addresses as to which notice is given).

CT01/KELLT/195842.1

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MP 63 Fund	Mutual Shareholder Services, Inc.
By: /s/ Vita Nelson	By: /s/ Gregory B. Getts

Its: President	Its: President

CT01/KELLT/195842.1

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